Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
To the Stockholders and Board of Directors of
Lennox International Inc.:
     We consent to the incorporation by reference in Registration Statement Nos. 333-83961, 333-86989, 333-92389, 333-52046, 333-71416, 333-91128, 333-91130, 333-83959, 333-60122 and 333-127540 on Form S-8, Registration Statement No. 333-102881 on Form S-3 and Registration No. 333-81555 on Form S-4 of Lennox International Inc. of our reports dated February 26, 2007, with respect to the consolidated balance sheets of Lennox International Inc. as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three-years ended December 31, 2006 and the related financial statement schedule and management’s assessment of the effectiveness of internal control over financial reporting, as of December 31, 2006 and the effectiveness of internal control over financial reporting, as of December 31, 2006, which reports are included herein.
     Our audit report dated February 26, 2007, with respect to the consolidated balance sheets of Lennox International Inc. as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three-years ended December 31, 2006 and the related financial statement schedule refers to the adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, Securities and Exchange Commission Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in the Current Year Financial Statements, and Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and other Post-Retirement Plans.
/s/ KPMG LLP
Dallas, Texas
February 26, 2007